Exhibit 10.22

FORM OF EARNOUT RSU AWARD AGREEMENT

Shapeways Holdings, Inc.
2021 Equity Incentive Plan
Notice of Restricted Stock Unit Award

You have been granted Restricted Stock Units (“RSUs”), each representing the right to receive one Common Share of Shapeways Holdings, Inc. (the “Company”), on the following terms:

Name of Recipient:	«Name»

Total Number of RSUs Granted:	«TotalRSUs»

Date of Grant:	«DateGrant»

[Vesting Commencement Date:	<<Vest-ComDate>>]

Expiration Date:	[______ __, ____]

Vesting:	Two vesting requirements must be satisfied on or before the Expiration Date specified above in order for an RSU to vest:

(i)	a requirement that you provide continuous Service over the period of time set forth in “Service-Based Condition” below; and

(ii)	a requirement that the applicable “RSU Performance Milestone,” as set forth below, is satisfied. As described below, the RSU Performance Milestones will be satisfied as to 50% of the RSUs upon the achievement of the First RSU Performance Milestone (as defined below), and as to the remaining 50% of the RSUs upon the achievement of the Second RSU Performance Milestone (as defined below).

The requirements described in the foregoing clauses (i) and (ii) are collectively referred to herein as the “Vesting Requirements.”

For clarity, if the Service-Based Condition is satisfied for any RSUs prior to satisfaction of any RSU Performance Milestone, (i) such RSUs shall remain outstanding and eligible to vest upon the satisfaction of the applicable RSU Performance Milestones on or before the Expiration Date and (ii) if, subsequently, the First RSU Performance Milestone (as defined below) is achieved on or before the Expiration Date but the Second RSU Performance Milestone (as defined below) has not yet been achieved, then 50% of such RSUs shall vest upon satisfaction of the First RSU Performance Milestone and the remaining 50% of such RSUs shall remain outstanding and eligible to vest upon the satisfaction of the Second RSU Performance Milestone on or before the Expiration Date.

If, prior to the satisfaction of the Service-Based Condition for any RSUs, the First RSU Performance Milestone (but not the Second RSU Performance Milestone) has been achieved, then upon satisfaction of the Service-Based Condition for such RSUs, 50% of the RSUs eligible to vest upon the applicable Service Date (as defined below) shall become vested, and the remaining 50% of the RSUs eligible to vest upon such Service Date shall remain outstanding and eligible to vest upon the upon the satisfaction of the Second RSU Performance Milestone on or before the Expiration Date.

If, prior to the satisfaction of the Service-Based Condition for any RSUs, both the First RSU Performance Milestone and the Second RSU Performance Milestone have been achieved, then upon satisfaction of the Service-Based Condition for such RSUs, 100% of the RSUs eligible to vest upon the applicable Service Date shall become vested.

The “Vesting Date” of a given RSU will be the first date on or before the Expiration Date upon which all Vesting Requirements are satisfied with respect to that particular RSU.

A given RSU will not vest if any Vesting Requirement fails to be satisfied with respect to that RSU on or before the Expiration Date. Such RSU shall be forfeited as of (x) the Expiration Date or (y) your earlier termination of Service that results in such forfeiture in accordance with the Restricted Stock Unit Agreement, as the case may be. Upon such forfeiture, you will have no further rights with respect to such forfeited RSU or the Common Share covered thereby.

Service-Based Condition:[1]	[Version 1: The Service-Based Condition has been satisfied with respect to all of your RSUs as of the Date of Grant. The “Service Date” for purposes of this Agreement shall mean the Date of Grant.]

[Version 2: The Service-Based Condition will be satisfied (i) with respect to the first 25% of the RSUs on the [12-month] [6-month] anniversary of the Vesting Commencement Date and (ii) monthly thereafter with respect to 1/48th of the RSUs, provided you remain in continuous Service through each such date (each, a “Service Date”).]

[Version 3: The Service-Based Condition will be satisfied with respect to [1/__th] of the RSUs on the monthly anniversary of the Vesting Commencement Date, provided you remain in continuous Service through each such date (each, a “Service Date”).]

RSU Performance Milestones:	The “First RSU Performance Milestone” will be satisfied if and when the VWAP of the Common Shares equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and similar transactions after the Closing) for 30 consecutive Trading Days occurring during the period beginning on the Closing Date and ending on the Expiration Date.

The “Second RSU Performance Milestone” will be satisfied if and when the VWAP of the Common Shares equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and similar transactions after the Closing) for 30 consecutive Trading Days occurring during the period beginning on the Closing Date and ending on the Expiration Date.

1 The Service-Based Condition tracks the vesting schedule of the option held by the recipient. Certain options are fully vested as of the date of grant, and other Options have various vesting schedules (e.g., cliff-vesting at 6 months or 1 year followed by monthly vesting; or only monthly vesting with no cliff-vesting).

For the avoidance of doubt, if the Second RSU Performance Milestone has been achieved on or prior to the Expiration Date, then the First RSU Performance Milestone (if not already satisfied) will have also been achieved upon satisfaction of the Second RSU Performance Milestone, such that, upon achievement of the Second RSU Performance Milestone, both RSU Performance Milestones shall be considered satisfied for all RSUs granted hereunder.

You and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (including, if applicable, the Appendix for Non-U.S. Participants), both of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan or the Restricted Stock Unit Agreement, as applicable.

The Company may, in its sole discretion, decide to deliver any documents related to RSUs or the Plan, and all documents that the Company is required to deliver to shareholders (including annual reports and proxy statements), by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company. You acknowledge that you may incur costs in connection with any such delivery by means of electronic transmission, including the cost of accessing the Internet and printing fees, and that an interruption of Internet access may interfere with your ability to access the documents.

You further agree to comply with the Company’s Insider Trading Policy, as in effect from time to time, when selling common shares.

Shapeways Holdings, Inc.
2021 Equity Incentive Plan

Restricted Stock Unit Agreement

1. Grant of RSUs

Subject to all of the terms and conditions set forth in the Shapeways Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”), the Notice of Restricted Stock Unit Award (the “Grant Notice”), and this Restricted Stock Unit Agreement (the “Agreement”), the Company has granted to you the number of RSUs set forth in the Grant Notice.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan, as applicable.

2. Nature of RSUs

Your RSUs are bookkeeping entries.  They represent only the Company’s unfunded and unsecured promise to issue Common Shares on a future date, subject to the terms and conditions of this Agreement, the Grant Notice and the Plan.  As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.

3. Vesting	The RSUs vest in accordance with the vesting schedule set forth in the Grant Notice.
4. Settlement of RSUs

(a) Each vested RSU shall be settled as soon as practicable on or following the applicable Vesting Date, and in any event within the “short-term deferral period” as defined under Code Section 409A. In no event will you be permitted, directly or indirectly, to specify the taxable year of settlement of any RSUs subject to this award.

(b) At the time of settlement, you will receive one Common Share for each vested RSU (plus payment of any dividend equivalents pursuant to Section 8).

5. Termination of Service; Expiration

(a) Except (x) as otherwise determined by the Administrator or (y) expressly provided in an employment, consulting or other written agreement between you and the Company and/or one of its Subsidiaries or Affiliates, any RSUs for which the Service-Based Condition has not been satisfied as of your termination of Service shall be forfeited and cancelled without payment.

(b) If your Service terminates before one or more of the RSU Performance Milestones has been met, then the portion of your RSUs for which the Service-Based Condition has been satisfied (taking into account any acceleration pursuant to Section 5(a), as applicable) shall remain outstanding and eligible to vest upon achievement of the applicable RSU Performance Milestones.

(c) If any RSU Performance Milestone fails to be satisfied by the Expiration Date, then the corresponding RSUs shall be forfeited and cancelled without payment as of the Expiration Date.

6. Leaves of Absence and Part-Time Work

(a) For purposes of this award, except as set forth in subsection (b) below, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing.  Your Service will be deemed terminated for purposes of this award when the approved leave ends, unless you immediately return to active work.

(b) If you go on a leave of absence that lasts more than 30 days, then, to the extent permitted by applicable law, the Company may adjust or suspend the schedule of Service Dates under the Service-Based Condition specified in the Grant Notice.

(c) If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

7. Section 409A

(a) These RSUs are intended to be exempt from the application of Code Section 409A pursuant to the “short-term deferral” exemption under Treasury Regulation Section 1.409A-1(b)(4), and this Agreement and the Grant Notice shall be administered and interpreted in a manner that complies with such exemption.

(b) Notwithstanding the foregoing, if it is determined that settlement of these RSUs is not exempt from Code Section 409A and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service” from the Company and its Affiliates, as such term is defined in Treasury Regulation Section 1.409A-1(h), then this paragraph will apply. If this paragraph applies, and the event triggering settlement is your “separation from service” from the Company and its Affiliates, then any RSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.

(c) Each installment of RSUs that is settled after vesting is hereby designated as a separate payment for purposes of Code Section 409A.

8. No Voting Rights; Dividend Equivalents	Your RSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing Common Shares. Each of your RSUs shall be credited with dividend equivalents, which shall be withheld by the Company for your account. Dividend equivalents credited to your account and attributable to an RSU shall be distributed (without interest) to you at the same time as the underlying Common Share is delivered upon settlement of such RSU and, if such RSU is forfeited, you shall have no right to such dividend equivalents. Dividend equivalents may be payable, in the discretion of the Company, (x) in cash, (y) in Common Shares with a Fair Market Value as of the applicable Vesting Date equal to the dividend equivalents, or (z) in an adjustment to the underlying number of Common Shares subject to the RSUs.

9. RSUs Nontransferable	The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by you other than by will or by the laws of descent and distribution, to your family members, a trust or entity established by you for estate planning purposes, a charitable organization designated by you, pursuant to a qualified domestic relations order or as otherwise permitted under the Plan; provided, that in case of any such permitted transfer, (i) the vesting, forfeiture and clawback provisions shall continue to relate to your Service and any termination thereof and (ii) such transfer shall be subject to such advance notice and other rules and requirements as determined by the Administrator in its sole discretion. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect. In addition, regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest in your RSUs in any way.

10. Beneficiary Designation	You may dispose of your RSUs in a written beneficiary designation if authorized by the Company and to the extent such beneficiary designation is valid under applicable law. Any beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you do not file any beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested RSUs that you hold at the time of your death.

11. Withholding Taxes

(a) Regardless of any action the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the issuance of Common Shares upon vesting of the RSUs, the subsequent sale of Common Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) No Common Shares will be distributed to you pursuant to the RSUs unless you have made arrangements satisfactory to the Company and/or the Employer for the payment of any Tax-Related Items that the Company and/or the Employer determine must be withheld. In this regard, you authorize the Company to satisfy your Tax-Related Items by one or a combination of the following, as determined by the [Administrator] [Company]:[2]

•      Withholding the amount of any Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer;

•      Instructing a brokerage firm selected by the Company for this purpose to sell on your behalf a number of whole shares of Company stock to be issued to you when the RSUs are settled that the Company determines are appropriate to generate cash proceeds sufficient to satisfy the Tax-Related Items. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price. Regardless of whether the Company arranges for such sale, you will be responsible for all fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale;

•      Withholding Common Shares that would otherwise be issued to you when the RSUs are settled equal in value to the Tax-Related Items. The fair market value of the withheld Common Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax-Related Items; or

•      Any other means approved by the [Administrator] [Company].

2 For Section 16 officers or senior executives who may become Section 16 officers, use “Administrator,” otherwise use “Company.”

(c) You agree to pay to the Company in cash any amount of Tax-Related Items that the Company does not elect to satisfy by the means described above. To the extent you fail to make satisfactory arrangements for the payment of any required withholding taxes, you will permanently forfeit the applicable RSUs (and related underlying Common Shares and any related dividend equivalents).

12. Restrictions on Issuance

(a) The Company will not issue any Common Shares to you if the issuance of Common Shares at that time would violate any law or regulation.

(b) Notwithstanding any other provision in the Plan, the Grant Notice or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the Common Shares, the Company shall not be required to issue any Common Shares to you prior to the completion of any registration or qualification of the Common Shares under any federal, state, local or foreign securities law or under rulings or regulations of the Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any federal, state, local or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s shares with the SEC or any state securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.

13. Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

14. No Retention Rights	Neither your award nor any documentation related thereto (including this Agreement, the Grant Notice and the Plan) gives you the right to be retained by the Company, a Parent, a Subsidiary or an Affiliate in any capacity. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

15. Adjustments	In the event of a stock split, stock dividend, reorganization and recapitalization or a similar change in Company stock, the number of your RSUs will be adjusted pursuant to the Plan.

16. Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then your RSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your RSUs from Code Section 409A or (b) comply with Code Section 409A.

17. No Fractional Shares	No fractional Common Shares will be issued upon settlement. In lieu of issuing a fractional Common Share resulting from an adjustment of the RSUs pursuant to the Plan or otherwise, the Company shall be entitled to pay to you a cash amount equal to the Fair Market Value of such fractional Common Share.

18. Recoupment Policy	This award, and the Common Shares acquired upon settlement of this award, shall be subject to recoupment or clawback under any Company policy in effect from time to time, or to the extent required by applicable law in effect at the relevant time (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted.

19. Amendment and Waiver

(a) The Administrator, at any time, and from time to time, may amend the terms of the Grant Notice or this Agreement; provided, however, that your rights shall not be materially and adversely affected without your written consent.

(b) Any right of the Company contained in the Grant Notice or this Agreement may be waived in writing by the Administrator. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of the Grant Notice or this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

20. Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial

This Agreement and the Grant Notice will be interpreted and enforced under the laws of the State of Delaware without regard to its choice-of-law provisions or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

You and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in a Delaware state or a federal court sitting in Wilmington, Delaware, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN, THE GRANT NOTICE OR THIS AGREEMENT.

21. Successors; Interpretation	The terms of the Grant Notice and this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of you and your beneficiaries, executors, administrators, heirs and successors. The invalidity or unenforceability of any provision of this Agreement (or the Grant Notice, as applicable) shall not affect the validity or enforceability of any other provision of this Agreement (or the Grant Notice, as applicable), and each other provision of this Agreement (or the Grant Notice, as applicable) shall be severable and enforceable to the extent permitted by law. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of the Grant Notice or this Agreement. Pronouns and other words of gender shall be read as gender-neutral. Words importing the plural shall include the singular and the singular shall include the plural. Each of the Grant Notice and this Agreement may be entered into in counterparts.

22. The Plan and Other Agreements

(a) The text of the Plan is incorporated in this Agreement by reference. The Administrator shall have final authority to interpret and construe the Plan, the Grant Notice and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon you and all other persons in respect of any questions arising under the Plan, the Grant Notice or this Agreement.

(b) The Plan, this Agreement (including, if applicable, any Appendix for Non-U.S. Participants) and the Grant Notice constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded.

(c) Notwithstanding any provisions in the Grant Notice or this Agreement, if you are located outside of the United States, the RSUs shall be subject to any special terms, conditions or notifications for your country set forth in the attached Appendix for Non-U.S. Participants, which shall constitute part of this Agreement. Moreover, if you relocate to one of the countries included in such Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

23. Definitions

For purposes of the Grant Notice and this Agreement, the following terms shall have the following meanings:

(a) “Closing Date” has the meaning set forth in the Merger Agreement.

(b) “Trading Day” means any day on which Common Shares are actually traded on the principal securities exchange or securities market on which the Common Shares are then traded.

(c) “VWAP” means, for a Common Share, the dollar volume-weighted average price for a Common Share on the principal securities exchange or securities market on which the Common Shares are then traded during the applicable date(s), as reported by Bloomberg through its “VWAP” or other applicable function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of a Common Share in the over-the-counter market on the electronic bulletin board for such security during the applicable date(s), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for Common Shares by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for a Common Share as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for Common Shares on such date(s) on any of the foregoing bases (including if the Common Shares are not actually traded on the principal securities exchange or securities market on which the Common Shares are then traded for the relevant determination period), the VWAP of a Common Share on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

BY ACCEPTING THIS RSU AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.